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                                                                   Exhibit 10.47

                          MASTER DEVELOPMENT AGREEMENT


                                     between


            EDISON SCHOOLS INC., as Agent for Certain Charter Holders

                                       and


                                  KSIXTEEN LLC,
                                  as Developer
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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE 1 - DEFINED TERMS...............................................      1


ARTICLE 2 - APPOINTMENT AND TERM........................................      4

   2.1      Appointment.................................................      4
   2.2      Term........................................................      5

ARTICLE 3 - RELATIONSHIP................................................      5


ARTICLE 4 - DEVELOPMENT PROCESS.........................................      5

   4.1      Preparation and Approval of Development Proposals...........      5
   4.2      Development of a Project....................................      7
   4.3      Construction of a Project...................................      9
   4.4      Additional Services.........................................     14
   4.5      Additional Obligations......................................     14
   4.6      Employees...................................................     15
   4.7      Emergencies.................................................     15
   4.8      Lender and Legal Compliance.................................     15
   4.9      Project Information.........................................     16
   4.10     Edison and Charter Holder Information.......................     16

ARTICLE 5 - DEVELOPER'S AUTHORITY.......................................     16


ARTICLE 6 - INSURANCE AND INDEMNIFICATION...............................     16

   6.1      Property Coverage...........................................     16
   6.2      Loss of Use of Property.....................................     17
   6.3      Liability Coverages.........................................     18
   6.4      Fidelity Insurance..........................................     19
   6.5      General Insurance Requirements..............................     19
   6.6      Liability of Developer......................................     20
   6.7      Waiver of Subrogation.......................................     20
   6.8      Indemnification.............................................     21

ARTICLE 7 - EDISON'S RIGHT TO INSPECT...................................     21


ARTICLE 8 - TERMINATION.................................................     21

   8.1      Termination.................................................     21
   8.2      Other Remedies..............................................     23

ARTICLE 9 - COOPERATION.................................................     23


ARTICLE 10 - DELAYS.....................................................     23


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ARTICLE 11 - CONSENT; APPROVAL..........................................     24


ARTICLE 12 - NOTICES....................................................     24


ARTICLE 13 - COMPENSATION...............................................     25

   13.1     Development Fee.............................................     25
   13.2     Construction Management Fee.................................     26
   13.3     Reimbursable Expenses.......................................     26
   13.4     Fee for Additional Services.................................     26

ARTICLE 14 - ASSIGNABILITY..............................................     26


ARTICLE 15 - MISCELLANEOUS..............................................     27

   15.1     Entire Agreement............................................     27
   15.2     Bind and Inure..............................................     27
   15.3     Amendment...................................................     27
   15.4     Governing Law; Waiver of Jury Trial.........................     27
   15.5     Headings....................................................     27
   15.6     No Waiver...................................................     27
   15.7     Counterparts................................................     27
   15.8     Other Interests.............................................     27
   15.9     Non-Recourse................................................     27
   15.10    Confidentiality.............................................     28
   15.11    Exhibits....................................................     28


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                          MASTER DEVELOPMENT AGREEMENT


         This Agreement is entered into as of __________, 2000 by and between Edison Schools Inc., a Delaware Corporation as operator of certain charter schools for and on behalf of the respective Charter Holders (as hereinafter defined) ("Edison"), and Ksixteen LLC, a Delaware limited liability company ("Developer").

                              W I T N E S S E T H:

         WHEREAS, Edison operates Charter Schools (as hereinafter defined) in various locations through-out the United States and in connection therewith assists the corporations holding the charter for such schools (individually, a "Charter Holder" and collectively, the "Charter Holders") in finding suitable parcels of land or existing buildings (said parcels being individually referred to herein as a "Parcel") on which to develop such schools and assisting the Charter Holders in the development and construction of the building and other improvements (individually, a "Building") in which such schools will operate; and

         WHEREAS, Edison as agent for and on behalf of the Charter Holders desires to enter this contract with Developer under which Developer shall act as developer and construction manager for each of the Charter Holders, providing professional development, construction management and financial advisory services applicable to the planning, development, construction and financing of the Buildings to be developed by the Charter Holders (said Buildings and related improvements on the respective Parcels being referred to individually as a "Project", and collectively as the "Projects"), all on the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and of other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS

         The following capitalized terms shall have the meanings set forth below:

         1.1 "Affiliate" is defined in Article 14.

         1.2 "Agency Agreement" as defined in Section 2.1.

         1.3 "Approval Period" shall mean thirty (30) days from the date a Development Proposal for a Project is submitted to Edison and the relevant Charter Holder.

         1.4 "Approved Plans and Specifications" is defined in Section 4.2(b).

         1.5 "Architect" is defined in Section 4.2(b).

         1.6 "Budget" is defined in Section 4.2(e).


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         1.7 "Building" is defined in the Recitals.

         1.8 "Charter Holder(s)" is defined in the Recitals.

         1.9 "Charter School" means a school operated or to be operated by Edison under contract with a Charter Holder.

         1.10 "Completion Date" shall mean the date on which the Architect certifies that the work on a Project has been finally completed, including completion of all landscaping, driveways and so-called punchlist items and if issued by the requisite governmental authority having jurisdiction over the Project, a permanent, unconditional certificate of occupancy has been issued from the appropriate governmental authority for such Project.

         1.11 "Contractor" is defined in Section 4.2(d).

         1.12 "Contract School" means a school operated or to be operated by Edison under contract with a public board of education or school board.

         1.13 "Construction Financing" is defined in Section 4.2(f).

         1.14 "Development Costs" shall mean with respect to each Project the total of site acquisition costs and all hard and soft costs of developing, financing and constructing the Project, including, without limitation, the Development Fee, building permit fees, consultants' and architects' fees, and costs of bonds, permitting and financing.

         1.15 "Development Fee" is defined in Section 13.1.

         1.16 "Development Period" shall mean with respect to each Project the period of time beginning on the date of the Notice of Edison Approval and ending on the Completion Date.

         1.17 "Development Proposal" shall mean a written proposal given by Developer to Edison and the applicable Charter Holder describing Developer's detailed proposal for site acquisition, planning, developing, financing and constructing a Project, which shall include, without limitation, the following:

                  (a) Developer's site selection recommendation;

                  (b) Feasibility and environmental studies for the development of the Project;

                  (c) A detailed budget setting forth the estimated total Development Costs to be incurred;

                  (d) A list of proposed contractors to be employed in the construction and development of the Project, if available;

                  (e) A list of key permits and approvals required for each Project and a schedule for obtaining the same;

                  (f) A schedule for the construction of the Project;


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                  (g) A plan for Project financing; and

                  (h) A staffing plan, naming the Developer's proposed Project Manager for the Project and other staffing as described in Section 4.5.

         1.18 "Force Majeure" shall have the meaning set forth in Article 10.

         1.19 "Land" is defined in the Recitals.

         1.20 Intentionally Omitted.

         1.21 "Notice of Disapproval" shall mean a written notice given by Edison or the relevant Charter Holder to Developer stating that Edison or the Charter Holder does not approve the proposal for a Project as set forth in a Development Proposal.

         1.22 "Notice of Approval" shall mean a written notice given by Edison and the relevant Charter Holder to Developer stating that Edison and the relevant Charter Holder approve of the Project described in the Development Proposal.

         1.23 Intentionally Omitted

         1.24 "Parcel" is defined in the Recitals.

         1.25 "Permanent Financing" is defined in Section 4.2(f).

         1.26 Intentionally Omitted.

         1.27 "Progress Schedule" is defined in Section 4.2(e).

         1.28 "Project" is defined in the Recitals.

         1.29 "Project Manager" is defined in Section 4.5.

         1.30 Intentionally Omitted

         1.31 "Submitted Plans" is defined in Section 4.2(b).

         1.32 "Substantial Completion of Construction" is defined in Section 4.3(c).




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                                    ARTICLE 2

                              APPOINTMENT AND TERM

         2.1 Appointment. Except as hereinafter provided, Edison hereby engages Developer to oversee, arrange, supervise and coordinate on behalf of each relevant Charter Holder all development, construction management and financial advisory services for site selection, planning, design, construction and financing of each Project for which a Notice of Approval has been issued, as required and subject to the specifications in this Agreement, and Developer hereby accepts such engagement on the terms and conditions herein contained. Developer accepts the relationship of trust and confidence established by this Agreement and covenants with Edison, on behalf of the Charter Holder, to utilize the Developer's best skill, efforts and judgment in furthering the interests of Edison and the Charter Holders in the performance of the services to be provided by Developer hereunder.

         Developer acknowledges and agrees that Edison is acting hereunder as agent for and on behalf of the respective Charter Holders; however, in some cases at Edison's election, Edison may direct Developer in writing to commence work on one or more Projects before the Charter Holders which will own such Projects are organized. Until the Charter Holder for any one or more Projects is organized and executes an Agency Agreement with Edison substantially in the form attached hereto as Exhibit A (each an "Agency Agreement"), Edison shall make all decisions with respect to such Project hereunder (and neither Developer nor Edison need obtain such Charter Holder's consent or approval of any matter in connection with such Project(s) as would otherwise require the Charter Holder's consent or approval hereunder) and Edison shall be solely responsible to Developer for all amounts due with respect to such Project(s) and shall pay all amounts due Developer hereunder in connection with such Project(s). As and when Edison enters an Agency Agreement with the Charter Holder for any such Project(s) and delivers to Developer (i) a copy of such Agency Agreement and
(ii) evidence that the Charter Holder has or will obtain necessary construction financing for the Project necessary to pay the Development Costs for the Project set forth in the Project's Budget, the respective Charter Holders shall have all rights of a Charter Holder hereunder as to its Project and such Charter Holder shall be solely responsible for the obligations and liabilities of Edison arising hereunder with respect to such Project(s) and Edison shall be relieved from any further liability for the Development Costs, including, without limitation, the Development Fee payable for such Project(s) hereunder (excepting only obligations and liabilities caused by Edison's gross negligence or willful misconduct). If Developer is not satisfied that the Charter Holder is financially able to discharge its obligations under this Agreement, Developer may notify Edison within ten (10) days after delivery to it of the Agency Agreement, and unless Edison elects (in its sole discretion) in a written notice to Developer to guarantee the obligations of such Charter Holder hereunder, Developer may upon written notice to Edison, withdraw from the affected Project, in which case Developer shall be paid all amounts due to Developer on such Project hereunder as of the date of such notice and Developer shall have no further obligation to perform services in connection therewith, however, this Agreement shall remain in full force and effect in all other respects.

         Edison has advised Developer that a number of Projects are currently underway and are in the various stages of development as shown on Exhibit B attached hereto and made a part hereof (the "Existing Projects"). Also shown on Exhibit B is the Charter Holder responsible for


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each of such Existing Projects together with the stage of completion thereof. As to such Existing Projects, Developer shall assume responsibility for the development, construction management and financial advisory services to be performed from and after the date of this Agreement and in recognition of the fact that development services on such Projects have been partially completed, the Developer shall be paid for each such Project the Development Fee set forth on Exhibit B hereto in lieu of the Development Fee otherwise payable in accordance with Article 13 hereof.

         Developer shall perform all development, construction management and financial advisory services required hereunder for the benefit of each of the Charter Holders as if such Charter Holders were parties to this Agreement, however, Edison shall remain the agent for such Charter Holders. Copies of all communications by and between the Charter Holders and Developer with respect to any Project shall be forwarded to Edison. It is understood and agreed that no Charter Holder has any liability or obligation under this Agreement or under its Agency Agreement for obligations or liabilities arising hereunder with respect to any Project other than the Project identified in its Agency Agreement or for costs or liabilities arising from Edison's gross negligence or willful misconduct.

         Edison shall diligently endeavor to provide or cause the applicable Charter Holders to provide timely responses to all requests by Developer for Edison's or a Charter Holder's approval or other decisions required of them hereunder.

         2.2 Term. Subject to the provisions of Article 8 hereof, this Agreement shall be for a term commencing as of the date of this Agreement and continuing through the later of the fifth anniversary of the date of this Agreement or the Completion Date for the last Project for which Edison has issued a Notice of Edison Approval.


                                    ARTICLE 3

                                  RELATIONSHIP

         Developer shall at all times be an independent contractor and neither Developer nor its employees shall be agents or employees of Edison or any Charter Holder. Nothing herein shall be deemed to create a partnership or joint venture between Developer and Edison or any Charter Holder.

         Edison acknowledges that this Agreement is not an exclusive engagement of Developer and Developer may provide similar or other real estates services to parochial, public or private schools unrelated to Edison or any of the Charter Holders.

                                    ARTICLE 4

                               DEVELOPMENT PROCESS

         4.1 Preparation and Approval of Development Proposals. Edison may from time to time during the term of this Agreement request that Developer perform the following pre-development services:


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                  (a) Intentionally Omitted.

                  (b) Preparation of Development Proposal. In the event
Edison and the relevant Charter Holder authorize Developer in writing to prepare a Development Proposal for a Project, the Developer shall deliver a Development Proposal for such Project to Edison and the relevant Charter Holder within sixty
(60) days after the date of such written authorization or within such additional time (not to exceed ninety (90) days in the aggregate) as Developer may request in writing. The third party costs and expenses to be incurred by Developer and fees and charges payable to Developer in the preparation of any such Development Proposal shall not exceed the Retainer paid to Developer therefor in accordance with Section 13.1(a) hereof. If Developer wishes to incur any cost or expense which together with its fee shall cause all costs of the Development Proposal to exceed the Retainer, Developer shall provide Edison and the relevant Charter Holder with such information as Edison or the relevant Charter Holder shall reasonably require in order to approve the proposed excess costs. Edison or the relevant Charter Holder shall have the right to approve or disapprove the Development Proposal for such Project in Edison's or the relevant Charter Holder's sole discretion.

                  (c) Intentionally Omitted.

                  (d) Timing for Approval. Edison and the relevant Charter Holder may send Developer a Notice of Approval or a Notice of Disapproval within the applicable Approval Period. If Edison and the relevant Charter Holder send a Notice of Approval, Developer shall commence the development of the Project described in the Development Proposal subject to and in accordance with the provisions of Section 4.2 hereof. If the Approval Period expires and Edison and the relevant Charter Holder have not sent a Notice of Approval, as the case may be, the Project described in the Development Proposal, as the case may be, shall be deemed disapproved. The parties may agree in writing to extend the Approval Period to permit the Developer to submit additional information, documents and plans reasonably requested by Edison or to revise same.

                  (e) Reimbursement for Certain Costs. Developer may charge
1.1 times all third party out-of-pocket costs and expenses reasonably incurred by Developer in connection with the preparation of a Development Proposal against the Retainer paid to Developer in accordance with Section 13.1(a) hereof, provided that the sum of such reimbursements plus the Developer's fee in connection with the preparation of any Development Proposal do not exceed in the aggregate the Retainer. Upon completion of the Development Proposal, Developer shall submit to Edison a detailed accounting (supported by documentation as Edison shall reasonably request) of all such costs and fees charged against the Retainer and any amounts in excess of the Retainer that were approved in writing in advance by Edison and the applicable Charter Holder in accordance with
Section 4.1(b). Amounts in excess of the Retainer approved by Edison and the applicable Charter Holder shall be paid within fifteen (15) days following submission of Developer's invoice therefor together with such additional documentation as Edison may reasonably require.

                  (f) Ownership of Development Proposals. Each Development Proposal shall be made in the name of Edison, or, if an Agency Agreement has been signed, in the name of the relevant Charter Holder. Edison, or, if an Agency Agreement has been signed, the relevant


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Charter Holder, shall have title to and the right to rely upon any and all of the contents thereof, and such materials may not be used for any other purpose by Developer without prior written approval from Edison or the relevant Charter Holder's, as the case may be, which approval shall not be unreasonably withheld, conditioned or delayed.

         4.2 Development of a Project. In the event Edison and the relevant Charter Holder approve a Development Proposal, the Developer shall perform the following development services:

                  (a) Site Acquisition. Developer shall work with legal counsel reasonably selected by Edison to negotiate a contract to purchase or a suitable lease of the selected Parcel on the most favorable terms reasonably achievable, and thereafter assist Edison in conducting all necessary or appropriate due diligence with respect to the selected Parcel including, analysis of applicable zoning and subdivision laws and regulations, title searches, site surveys and environmental assessments.

                  (b) Engagement and Supervision of Architect. Developer shall, on behalf of Edison as agent for the relevant Charter Holder, solicit and recommend a reputable and licensed architect (the "Architect") and such other engineers, designers, experts and consultants, as necessary or appropriate, to provide design services for the construction and operation of the Project. Before engaging any such persons, Developer shall obtain the prior written consent of Edison (not to be unreasonably withheld) as to the identity of the person to be engaged and as to the form and substance of the contract therefor which shall be entered into and executed by Edison as agent for the applicable Charter Holder. In no event, however, shall Edison have any liability or obligation under such contracts except to the extent that Edison elects, in its sole discretion, in writing to guarantee the obligations of the Charter Holder thereunder. Developer shall cause the parties engaged pursuant to this Section 4.2(b) to prepare and submit to Edison, Developer and the relevant Charter Holder, for Edison's, Developer's and the relevant Charter Holder's review and approval (not to be unreasonably withheld), complete plans, specifications and working drawings for the construction of the Project in such form as Edison may reasonably require (the "Submitted Plans"). Developer shall supervise all of such architectural/engineering and design services such that the Submitted Plans will be prepared and be substantially consistent with the conceptual plans identified in the Development Proposal. Edison and the relevant Charter Holder shall provide their written approval or notice of any modifications required to such plans, specifications and drawings within thirty (30) days after receipt thereof. The Architect shall make any required modifications within thirty (30) days of receiving comments from Edison or the relevant Charter Holder. Such plans, specifications and drawings, when approved by Edison in writing, shall be referred to herein as the "Approved Plans and Specifications." The Approved Plans and Specifications shall not be revised in any material respect without the prior written consent of Edison and the relevant Charter Holder (which consent shall not be unreasonably withheld).

                  (c) Procuring Entitlements, Permits and Approvals. Immediately following the engagement of the Architect provided above, Developer shall process, procure and maintain in the name of Edison or the applicable Charter Holder all necessary entitlements and governmental approvals for the design, development, construction, completion, equipping, occupancy, operation, and use of the Project, including, without limitation, any special permits,


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rezoning, subdivisions, variances or authorizations required by applicable law.
Developer shall maintain true and complete copies of all such permits and authorizations and, at the request of Edison or the relevant Charter Holder, promptly provide copies of same to Edison or the relevant Charter Holder. In addition, Developer shall make all requisite arrangements with public and/or private utilities to ensure that water, sewer, electric, gas and other utilities, in appropriate capacities, will be available to serve the Project.

                  (d) Engagement of Contractor. Following completion of the Approved Plans and Specifications, Developer shall negotiate and submit to Edison for its review and approval (not to be unreasonably withheld), all necessary construction and other contracts for the construction of the Project, all of which shall be consistent with the Approved Plans and Specifications. The total amounts payable under all such contracts which relate to the construction of the Project shall not exceed the amounts set forth in the Development Proposal, without prior written approval from Edison and the relevant Charter Holder. Developer shall obtain the prior written consent of Edison (not to be unreasonably withheld) as to the selection of the general contractor (the "Contractor") to be engaged. The construction contract shall be in a form reasonably satisfactory to Edison and shall be subject to the prior written approval (not to be unreasonably withheld) of Edison and shall be consistent with the Budget. Edison (and, in the case of any change order which will cause an increase in the Budget, the relevant Charter Holder) shall have the right to approve any change order for a single change in excess of $50,000 and all change orders after more than $250,000 of change orders of any type have been requested per Project.

                  (e) Budget and Progress Schedule. Developer shall prepare and submit to Edison and the relevant Charter Holder for their approval (i) a final development budget (the "Budget") for each Project setting forth in detail on a line item basis reasonably satisfactory to Edison the Development Costs of the Project and which shall substantially conform to the budget contained in the Development Proposal except as otherwise approved by Edison and the relevant Charter Holder, and (ii) a "Progress Schedule" for the Project which shall set forth the dates for starting and completing the various stages of construction of the Project and which shall substantially conform to the timing set forth in the Development Proposal except as otherwise approved by Edison and the relevant Charter Holder. In the event the Budget or the Progress Schedule do not substantially conform to those approved by Edison and the relevant Charter Holder in the Development Proposal, either Edison or the relevant Charter Holder shall have the right to disapprove the construction of such Project. Developer shall not revise the Progress Schedule without the prior written consent of Edison and the relevant Charter Holder. Developer shall keep Edison and the relevant Charter Holder advised, on a monthly basis, or more frequently as Edison or the relevant Charter Holder may reasonably request, as to the progress of the various stages of construction under the Progress Schedule and any acceleration or delay with respect to such stage.

                  (f) Financing. Developer shall assist Edison or the relevant Charter Holder, if requested by Edison or the relevant Charter Holder, in applying for (i) construction and development financing for the Project ("Construction Financing"), and (ii) upon completion of each Project, long term financing of the Project (the "Permanent Financing"), which will be sufficient (to the extent a loan of such amount is available on terms acceptable to Edison and the applicable Charter Holder) to discharge the construction loan, if any. Such assistance shall


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include (a) the preparation of those portions of the application packages relating to the nature, extent and cost of the Project and other matters relating to the site acquisition and the construction of the Project and operation of the Project, (b) making available to any such lenders all reports, tests, studies, plans, specifications, governmental approvals and other documentation relating to the Project and the construction thereof, (c) negotiating for Edison or the relevant Charter Holder the terms of all applicable loan commitments, and (d) obtaining all title insurance policies, surveys, opinions of counsel and other documentation or information required in connection therewith. Developer shall coordinate its activities with counsel reasonably selected by Edison or the relevant Charter Holder in their discretion. Developer shall also monitor and advise Edison and the relevant Charter Holder regarding compliance with Edison's or the relevant Charter Holder's obligations under the loan documents evidencing or securing such loan.

         4.3 Construction of a Project. In the event that Edison and the relevant Charter Holder elect to proceed with construction of the Building(s) required in connection with any Project, Developer shall provide the following construction management services:

                  (a) Construction Management. Developer shall supervise, coordinate and manage all construction work by Contractor and others engaged for the construction of the Project in order to expedite completion of the Project on schedule and on budget, and in connection therewith, Developer shall:

                           1. Provide overall supervision, coordination, and direction of the construction of the Project (herein sometimes referred to as the "Work") of the Contractor and shall coordinate the Work of Contractor with the work of all other contractors performing services or construction work for Edison in connection with the Project (the "Other Contractors"), if any;

                           2. Assure that a competent construction, supervisory, and inspection staff is assigned for the supervision, coordination, and direction of the Work of the Contractor and prepare and submit to Edison an organization chart showing proposed job-site staff, job classifications, time and period of commencement and termination of each member of such staff, and salary ranges of such staff; such chart and any revisions thereto shall be subject to the prior written approval of Edison;

                           3. Establish on-site organization and lines of authority in order to carry out all phases of Project on a totally coordinated basis;

                           4. Establish and implement procedures for coordination of services by and among Edison, Architect, and Contractor with respect to all aspects of Project;

                           5. Maintain the Progress Schedule approved by Edison and the Charter Holder in accordance with Section 4.2(e) and if necessary,




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                                    add thereto a comprehensive schedule of work
                                    for the Contractor and all Other
                                    Contractors, and submit such schedule for approval by Edison and the relevant Charter Holder; revise the Progress Schedule as required to incorporate such approved scheduling data submitted by the Contractor and Other Contractors; periodically update such schedule to reflect actual construction progress; coordinate contractor lead times, procurement, and field starts to accomplish the schedule; report to Edison on progress and to identify all failures and causes thereof to maintain the schedule; and to make recommendations for recovery of any lost time;

                           6. Monitor Architect's coordination, review, and distribution of construction contract documents, including revised drawings and specifications;

                           7. Schedule and conduct job meetings to be attended by the Contractor, Other Contractors, if any, and various subcontractors, Architect, and Edison to discuss such matters as procedures, progress, problems, and scheduling and to establish status and accountability for necessary timely action for each item of work; cause minutes of such job meetings to be transcribed and distributed;

                           8. Until final completion and acceptance of the Project by Edison and the relevant Charter Holder, direct and inspect the Work of the Contractor and the work of any Other Contractors in an effort to see that the materials furnished and work performed are in accordance with the applicable contract documents and that all work on Project is progressing on schedule and, when the work is completed, make recommendations relating to acceptance thereof by Edison and Architect; in the event the interpretation of the meaning and intent of said construction contract documents becomes necessary during construction, Developer shall consult with Architect and Edison, ascertain said interpretation, and transmit such information to the Contractor and Other Contractors, as appropriate; and promptly advise Edison of any undue delay in obtaining such interpretations;

                           9. Determine the adequacy of the Contractor's and Other Contractors' personnel and equipment and the availability of necessary materials and supplies;

                           10. Assist the Contractor in establishing a comprehensive safety program for Project and to monitor compliance therewith by the Contractor and Other Contractors, if any. The performance of these services by Developer shall not relieve the Contractor, Other Contractors and various subcontractors of their responsibilities for


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
                                    the safety of persons and property and
                                    compliance with all statutes, rules,
                                    regulations, and orders applicable to the conduct of the work, nor shall it impose on Developer any responsibility for the safety program or compliance therewith by Contractor, Other Contractors and subcontractors;

                           11. Make recommendations and render assistance as necessary to the development and administration of an effective labor relations program for Project and to the avoidance of labor disputes during construction;

                           12. Monitor Architect's coordination, review for approval, and distribution of shop drawings, catalogs, and samples, and to promptly advise Edison and the relevant Charter Holder of any undue delay in connection therewith;

                           13. Make recommendations to Edison, the Charter Holder, and Architect for such changes in the work as Developer may consider necessary or desirable;

                           14. Review for propriety all requests for changes to the Construction Contract for the Project; monitor Architect's preparation and verification of quantity and price accuracy and processing of all change proposals; to review and analyze change proposals for reasonableness of costs; and recommend action by Architect and Edison with respect thereto;

                           15. Make recommendations to Edison and Architect regarding the approval of subcontractors and material vendors;

                           16. Keep accurate and detailed written records of the progress of the Project during all stages of planning and construction; submit monthly written progress reports to Edison and the Architect, including, but not limited to, reports concerning the progress of the work of the Contractor and Other Contractors, if any, the percentage of completion, the number and amount of change orders, and the existence of any present or anticipated problems;

                           17. Inspect the Project, jointly with Architect, no less than seven (7) days prior to the time Edison is to take over, use, occupy, or operate any part of all of the Project and to furnish a detailed report to Edison, the Charter Holder, and Architect of observed discrepancies, deficiencies, and incomplete items in the work performed by the Contractor and Other Contractors, if any;

                           18.      Provide assistance to Architect in
                                    assembling and transmitting written
                                    guarantees, warranties, instruction manuals, and other data required of the Contractor and Other Contractors;

                           19. Monitor compliance with all laws (including, without limitation, laws pertaining to the Americans With Disabilities Act), and with all rules and regulations that may reasonably be prescribed from time to time by Edison or the relevant Charter Holder; and

                           20. Monitor all costs and expenses of the construction to confirm and verify that at each stage of the construction process there are sufficient remaining funds within the Budget to complete the Project in accordance with the Development Proposal, as may be amended by change orders approved by Edison and the relevant Charter Holder or as otherwise amended by Edison, the relevant Charter Holder, and Developer, and so that at the Completion Date, the Budget will not be exceeded.

                  (b) Construction and Draw Disbursements. Developer shall review and submit to Edison and, if requested by Edison, any construction lender and/or construction consultant named by Edison, all demands for payment made under any contract or agreement with respect to the construction of the Project, or for any labor, materials or services furnished in connection with the construction of the Project, all of which demands for payment shall be made on the standard form AIA Construction Draw Request or such other form of draw request agreed to by Edison and Developer. All such demands for payment shall include all appropriate lien releases (in accordance with local custom) and shall be accompanied by copies of all invoices and such other materials as Edison or such construction lender shall reasonably require to analyze such demand for payment. Developer shall determine whether such labor, materials or services have been supplied and completed in accordance, and otherwise consistent with, the Approved Plans and Specifications, and with the general contract or other agreement pursuant to which such labor, materials or services were supplied. Developer shall certify to Edison, the relevant Charter Holder and such construction lender, if any, that the amounts due pursuant to the construction contract or relevant agreement relate to the labor, materials, services and work for which payment has been sought and that such work has been completed in accordance with such governing contract or agreement. Developer shall also provide such evidence as Edison or such construction lender deems reasonably necessary to confirm that the requested payment is due. No payment shall be made by Developer without the express written approval of Edison. The construction funds delivered by Edison or the relevant Charter Holder to Developer for payment of the cost of construction shall be maintained in a separate bank account established in the name of Edison or the relevant Charter Holder on terms and conditions approved by Edison.

                  (c) Completion of Construction. When the construction of the Project has been substantially completed in accordance with the Approved Plans and Specifications (other than any punch list items), and in accordance with all governmental laws, rules and regulations and when the Project is ready for occupancy, Developer shall obtain, on behalf of Edison and the applicable Charter Holder, a certification to that effect from the Architect to the extent that the Architect is required under its contract or otherwise agrees to provide such a certification (it being understood that Developer shall endeavor to include such requirement in the Architect's contract). At such point in time the construction of the Project shall be deemed substantially completed (the "Substantial Completion of Construction"). During the course of construction and from and after the Substantial Completion of Construction, Developer shall, subject to the prior written approval of Edison (and, if any such settlement will cause an increase in the Budget, the relevant Charter Holder), negotiate final settlements with all mechanics, materialmen and subcontractors and, if any mechanic's, materialmen's or similar lien is filed with respect to all or any portion of the Project, take such action at Edison's or the relevant Charter Holder's cost (or the cost of the contractor or subcontractor responsible therefor to the extent funds are received) as is necessary or appropriate to contest any such liens and to cause all related claims to be settled and such liens to be removed by bonding or otherwise. Following Substantial Completion of Construction, Developer shall enforce on behalf of Edison or the applicable Charter Holder all warranties, representations and guarantees of the Architect, Contractor and subcontractors, suppliers and materialmen, and all other persons furnishing supplies, materials, equipment, or services in connection with the construction or equipping of the Project, with respect to any defects in the construction of the Project or the installation or operation of any fixture or equipment therein. Upon the Completion of the Project, Developer shall (i) deliver to Edison and the relevant Charter Holder a Statement of Costs (including all Development Costs incurred in connection with the Project) certified as true and correct by Developer, and (ii) monitor the compliance of the Architect and the Contractor, as appropriate, with respect to the provision of any and all documentation and other materials relating to the Project in their possession to the extent required by the applicable contract, such as, but not limited to, the following:

                           1.       As-built drawings and specifications;

                           2.       Change Orders;

                           3. Reports including, but not limited to, soils reports, concrete reports, equipment testing and balancing reports, termite reports, etc;

                           4.       Operation maintenance manuals for all
                                    equipment;

                           5.       Certifications and test results;

                           6. Warranties or guarantees, including but not limited to the roof warranty, HVAC warranties, plumbing warranties, etc.;

                           7.       Keys for all locks;

                           8.       Maintenance stock; and

                           9. Progress photos taken at least monthly throughout the Project.

                  (d) Legal Actions. At the direction of Edison or the relevant Charter Holder, Developer shall institute, commence and prosecute on behalf of Edison and the applicable Charter Holders and, at Edison's or the applicable Charter Holder's expense, all such legal actions and suits as may be required in connection with the construction of a Project and cause Edison and the Charter Holders to be defended in connection with any legal action or suit commenced against any of them. All such legal actions, and any and all decisions with respect to the prosecution and defense of such actions, shall be made by Edison, in consultation with the relevant Charter Holder, with counsel approved by Edison.

                  (e) Design Errors. In no event shall Developer have any liability or obligation for any errors or omissions of architects or engineers retained to perform architectural or engineering services in connection with any Projects.

         4.4 Additional Services. Developer shall from time to time upon request of Edison provide in connection with the Project(s) additional services not described in Section 4.2 or 4.3 above for an additional fee as provided in
Section 13.4. Upon receipt of a request from Edison or any Charter Holder for such additional service, Developer shall first, before performing any such service, notify Edison and the relevant Charter Holder in writing (i) that Developer considers the service to be an additional service for which an additional charge shall be made, and (ii) of Developer's estimate of the additional fees that will be charged for such service. Developer shall not undertake to perform any such additional services unless and until such performance and reimbursement at the rate requested by Developer is approved in writing by Edison and the relevant Charter Holder.

         4.5 Additional Obligations. Developer's services under this Agreement shall be subject to the following:

                  (a) Contracts with Affiliates. Notwithstanding any provision contained in this Agreement to the contrary, Developer shall not be permitted to enter into any contract with an Affiliate unless prior thereto Developer first discloses to Edison and the relevant Charter Holder in writing
(i) the Affiliate with which such contract will be entered, (ii) the relation of such Affiliate to Developer and (iii) all proposed terms for any such contract. Developer agrees that any contract with an Affiliate shall be at prevailing market rates and on customary terms and conditions, and Developer shall provide to Edison and the relevant Charter Holder such evidence as Edison or the relevant Charter Holder shall reasonably require to confirm the foregoing.

                  (b) In performing its services hereunder, Developer shall place emphasis on considerations that will aid in expediting the construction of the Project consistent with the construction standards and procedures of Edison. Developer acknowledges that time will be of the essence of the Project and agrees to use reasonable care and diligence and to exercise its commercially reasonable efforts to supervise, coordinate, and direct the work of the Contractor so as to assist Edison in having the Project completed on or before its established completion date subject however to delays due to Force Majeure; provided, however, that Developer, except as may otherwise herein be specified, shall not be responsible for any failure or inability of the Contractor to complete the Project or any portion thereof within the time or times provided in the Construction Contract.

                  (c) All recommendations and communications by Developer to Edison, the relevant Charter Holder, and Architect that will affect the cost of the Project shall be made or confirmed by it in writing. Edison or the relevant Charter Holder may also require other recommendations and communications by Developer to be made or confirmed by it in writing. All recommendations relating to proposed changes in the work, work schedules, instructions to Contractor, and all other matters requiring action by Edison, the relevant Charter Holder,

Architect, and/or the Contractor shall be made directly to Edison, the relevant Charter Holder and Architect, unless otherwise directed by Edison and the relevant Charter Holder. After approval by Edison, the relevant Charter Holder, and/or Architect and subject to the general supervision of Edison, Developer shall issue instructions directly to the Contractor.

                  (d) The services to be performed by Developer hereunder may be performed under subcontract with firms reasonably acceptable to Edison. No provision of this Agreement shall, however, be construed as constituting an agreement between Edison or any Charter Holder and any such person or firm.

         4.6 Employees. Developer shall employ such employees and consultants as shall be necessary or appropriate to enable Developer at all times to oversee, arrange, supervise, coordinate and provide the required services to the Projects pursuant to this Agreement. Such employees shall be deemed to be the employees of Developer or its subcontractors, and Developer shall indemnify, defend and save Edison and the Charter Holders harmless from and against all claims made by such employees based on job related illness or injury. The foregoing indemnity shall survive the termination of this Agreement. All matters pertaining to the employment, training, conduct, supervision, compensation, promotion and discharge of such employees shall be the responsibility of Developer and Developer shall comply with all applicable laws and regulations having to do with worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions and safety and similar matters with respect to such employees. Developer shall designate a project manager (the "Project Manager") for each Project who shall be reasonably acceptable to Edison. The Project Manager shall not be replaced without Edison's prior written consent unless such individual is no longer employed by Developer or any of its Affiliates. Any substitute Project Manager shall be subject to Edison's prior written approval, which shall not be unreasonably withheld. Edison shall have the right to require Developer to replace the Project Manager, or any other employee of Developer providing services hereunder, if Edison has reasonable objections to any such individual.

         4.7 Emergencies. In the case of emergencies, Developer shall use best efforts to notify Edison and the relevant Charter Holder immediately, but if Developer is unable to reach Edison and the relevant Charter Holder, Developer shall take whatever action it deems reasonable, to protect, maintain or repair the Projects and to protect any person on or about the Projects, without the prior consent of Edison and the relevant Charter Holder except to the extent of any contingency set forth in the Budget. In any event, Developer shall notify Edison and the relevant Charter Holder of any emergencies as soon as possible. For purposes of this Section 4.7, the term "emergencies" shall mean any immediate threat or occurrence of damage or injury to persons or property.

         4.8 Lender and Legal Compliance. Developer shall be responsible for the planning and development of the Projects in compliance with all terms and conditions in any ground lease, mortgages, other security instruments or similar encumbrances affecting any Project provided that copies of such instruments have been made available to Developer. Developer shall also be responsible for ensuring that the Projects are completed in compliance with all applicable laws including, without limitation, all building, zoning, fire, handicap access, environmental and similar laws, rules and regulations of all state, federal and local authorities having jurisdiction over the Projects. Upon the Completion Date, and as a condition precedent to payment of the last installment of the Construction Management Fee, the Developer shall deliver to Edison and the relevant Charter Holder, a certification of Developer and, if available under terms of the applicable contracts, certificates from the Project architect, engineers or general contractor, evidencing compliance with the provisions of this Section 4.8 and certifying that the Project has been completed in accordance with the Approved Plans and Specifications.

         4.9 Project Information. Developer shall make the Project Manager for each Project and its other personnel available at reasonable times for communications with Edison and will keep Edison advised of matters affecting the Projects and will provide regular updates regarding the status of the Projects on a basis acceptable to Edison.


         4.10 Edison and Charter Holder Information. Edison and the applicable Charter Holder for each Project shall make personnel available at reasonable times for communication with Developer, and will cooperate with Developer as reasonably necessary and will provide Developer such information regarding Edison and the applicable Charter Holder as Developer may reasonably require to perform its services hereunder.


                                    ARTICLE 5

                              DEVELOPER'S AUTHORITY

         Developer shall have only the power and authority expressly delegated to it hereunder. Developer shall not be permitted to execute any agreement on behalf of, or in the name of, Edison or the relevant Charter Holder unless Edison or the relevant Charter Holder specifically authorizes such action by Developer.

                                    ARTICLE 6

                          INSURANCE AND INDEMNIFICATION

         6.1 Property Coverage. If requested by Edison, Developer shall procure and maintain for each Project, on behalf of Edison and the applicable Charter Holder and at Edison's or the Charter Holder's cost (to be pro-rated and charged to applicable projects as a Development Cost in accordance with the Project Budgets), the following insurance against property damage:

                  (a) All-risk coverage (including earthquake coverage, if reasonably requested by Edison) in an amount equal to full replacement cost, with an agreed amount endorsement or a waiver of co-insurance.

                  (b) Boiler and machinery insurance, if required by Edison or any lender, and flood and earthquake insurance, if available, in each case in amounts required by Edison or any lender.

                  (c) Demolition and increased cost of construction coverages.

                  (d) With respect to and during the construction of the Project, Builders Risk insurance and other associated coverage with limits equal to the replacement value of the Property (completed value form), with Edison and the Charter Holder as the named insured.

                  (e) With respect to improvements under construction, the following additional requirements shall apply:

                           1.       Such insurance shall be provided in
                                    completed value form, or contain a waiver of co-insurance, with Edison and the Charter Holder as the named insured.

                           2.       Transit risks shall be covered if
                                    applicable.

                           3.       The occupancy exclusion shall be deleted.

                           4. Such insurance shall, if available, provide coverage against losses during construction resulting from design defects.

                           5. Such insurance shall include a soft cost endorsement, which shall provide coverage to Edison and the Charter Holder against extra financing costs, taxes and insurance, overhead, loss of income, architectural and engineering fees and marketing and legal expenses which result from the insured-against casualty.

                  All of such insurance may be provided under a blanket policy, provided that such blanket policy will, in all events, provide Edison and the Charter Holder the protection against loss specified above. The insurance coverages required under this Section 6.1 shall in no event provide for deductibles in excess of $25,000 per occurrence, without the approval of Edison.

         6.2 Loss of Use of Property. If requested in writing by Edison for any completed Project, the Developer shall maintain, at Edison's or the applicable Charter Holder's sole cost and expense (to be charged to Edison or the applicable Charter Holder as a Development Cost in accordance with the applicable Project Budgets), insurance against loss of rental income from the Project (or business interruption insurance, if applicable) which shall meet the following requirements:

                  (a) The amount of such insurance shall equal the maximum actual loss which might be sustained if the property to which it applies were totally destroyed, but in no event less than the maximum tenant economic obligations for a twelve-month period, less a deductible as may be approved by Edison.

                  (b) Such insurance shall include extra expense coverage, if applicable.

                  (c) Such insurance shall provide coverage against the perils insured against under Section 6.1.

                  (d) Such insurance shall contain an agreed amount endorsement or a waiver of co-insurance as specified by Edison.

         6.3 Liability Coverages. The Developer shall maintain, or cause to be maintained, liability insurance coverages relating to the Project, naming Edison and the applicable Charter Holder as additional insureds, at Edison's or the applicable Charter Holder's sole cost and expense (to be pro-rated and charged to applicable Projects as a Development Cost in accordance with the Project Budgets) as follows:

                  (a) Commercial general liability insurance in an amount not less than $1,000,000 combined single limit with an aggregate limit of $2,000,000. The aggregate limit is to apply separately to each Project.

                  (b) Automobile liability insurance covering owned, hired or non-owned vehicles with a combined single limit of not less than $1,000,000 each accident.

                  (c) Workers' compensation in accordance with statutory requirements including employer's liability insurance with limits not less than $100,000.

                  (d) Umbrella or excess liability insurance with limits of not less than $10,000,000. Such insurance shall be in excess of all liability coverage required in subsections (a), (b) and (c)

                  (e) With respect to property under construction, including the initial development and construction of the Project, the Developer shall cause the Contractor to provide an owners protective policy with limits not less than $1,000,000.

                  (f) With respect to property under construction, including the initial development and construction of the Project, the Developer shall cause the Contractors and subcontractors to provide the following insurance coverages:

                           1. Commercial general liability insurance, including products and completed operations coverage, with a combined single limit of not less than $1,000,000 with an aggregate limit of $2,000,000. The aggregate limit is to apply separately for each project.

                           2. Automobile liability insurance covering owned, hired and non-owned vehicles, with a combined single limit of not less than $1,000,000 each accident.

                           3. Workers' compensation in accordance with statutory requirements including employer's liability insurance with limits of not less than $100,000.

                  (g) The Developer shall cause the Contractor to maintain umbrella or excess liability insurance with limits of not less than $5,000,000. Such insurance shall be in excess of all liability coverage required in subsections (f) (1), (2) and (3).

                  (h) If required by any lender making a loan relating to a specific project, or if reasonably requested by Edison, Developer will 1) require higher limits of coverage to be carried by the Contractor and Subcontractors, and/or 2) require a higher limit of Owners Protective Insurance to be furnished by the Contractor for Edison.

                  (i) Such additional insurance against other risks of loss to the Project as, from time to time, may be required by any lender making a loan relating to the Project, or which may reasonably be deemed desirable by Edison and which additional insurance is requested by Edison in writing.

                  All liability insurance policies shall be written on an occurrence basis. The required coverages may be provided by a blanket, multi-location policy, if such policy provides a separate aggregate limit per occurrence for the benefit of the Project. Except as otherwise provided herein, no deductibles shall be permitted in any of the policies required under this
Article 6 without the approval of Edison.

         6.4 Fidelity Insurance. At the request of Edison, employees of the Developer who handle or are responsible for funds of Edison or any Charter Holder shall be covered by fidelity insurance (the cost of which shall be pro-rated among the Projects as a Development Cost and included in applicable Project Budgets) in an amount equal to $200,000 or such greater amount as may be requested by Edison (provided such greater amount is available at commercially reasonable rates).

         6.5 General Insurance Requirements.

                  (a) Required Provisions. All insurance policies required under this Article 6 shall:

                           1. be issued in a form and contain terms, all as reasonably approved by Edison,

                           2. provide that such policies shall not be canceled nor shall any material change be made therein without at least thirty (30) days' prior written notice to Edison (or such shorter period of prior written notice as is then commercially available),

                           3. except as otherwise provided above, name Edison and each Charter Holder as an additional insured, and

                           4. provide that any loss shall be payable to Edison or applicable Charter Holder notwithstanding any act or negligence of the Developer which might otherwise result in forfeiture of such insurance. All insurance required by this Article 6 shall be a cost of the Project to be paid by Edison or the applicable Charter Holder.

                  (b) Rating. All insurers providing the coverages specified in this Article 6 shall be rated A-IX or better by Best's.

                  (c) Certificates of Insurance. The Developer shall provide Edison with certificates evidencing the insurance coverages required by this Article 6 (whether maintained by the Developer or by Contractor and all subcontractors) prior to the commencement of any activity or operation which could give rise to a loss to be covered by such insurance. Each certificate shall state that at least 30 days' notice shall be given to Edison (or such shorter period of prior written notice as is then commercially available) prior to the amendment, termination or cancellation of any policy evidenced thereby. Replacement certificates shall be sent to Edison as policies are renewed, replaced or modified.

                  (d) Investigation of Claims. The Developer shall promptly investigate and make a full, timely, written report to any insurance company providing coverage, with a copy to Edison, of all accidents, claims, or damage relating to ownership, operation and maintenance of the Project, any damage or destruction to the Project and the estimated cost of repair thereof, and shall prepare any and all further reports required by any such insurance company in connection therewith. The Developer shall have no right to settle, compromise or otherwise dispose of any claims, demands or liabilities, whether or not covered by insurance, exceeding $10,000.00, without the prior written consent of Edison.

         6.6 Liability of Developer. The Developer shall be liable to Edison for any loss by reason of the inadequacy of the insurance proceeds payable under any policy of insurance to be procured and maintained by the Developer pursuant to this Article 6 if Edison previously notified and authorized the Developer, in writing, to increase the limits of any such insurance to amounts within reasonable industry standards (if such insurance was available), the Developer failed to apply for such increase in insurance within fifteen (15) days after such notice, the failure to apply for such increase in insurance constituted gross negligence or willful misconduct on the part of the Developer and the insured-against event occurred.

         6.7 Waiver of Subrogation. Developer shall furnish whatever information is reasonably requested by Edison for the purpose of establishing the placement of insurance coverages and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. All policies covering real or personal property which either party obtains affecting the Projects shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss, if the same are obtainable, and if there is any additional charge for such clause or endorsement, such charge shall be paid by the party benefiting from the same. Developer and Edison waive any rights of recovery against the other for injury or loss due to hazards covered by policies of insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby.

         6.8 Indemnification.

         (a) Edison or applicable Charter Holder hereby agrees that it shall protect, defend, indemnify, and hold harmless Developer to the fullest extent permitted by law from and against any and all claims, proceedings, investigations, and all loss, costs, damages, liability, and expenses (including court costs and reasonable attorneys' fees): (a) arising out of any negligent actions or omissions or willful misconduct by Edison or its agents or employees, or (b) arising out of any breach or violation of this Agreement by Edison. The obligations of Edison arising under this Section 6.8(a) during the Term of this Agreement shall survive expiration or sooner termination thereof.

         (b) Developer agrees to protect, defend, indemnify, and hold harmless Edison and each Charter Holder to the fullest extent permitted by law from and against any and all claims, proceedings, investigations, and all loss, costs, damages, liability, and expenses (including court costs and reasonable attorneys' fees): (a) arising out of any negligent actions or omissions or willful misconduct by Developer or its agents or employees; or (b) arising out of any breach or violation of this Agreement by Developer. The obligations of Developer arising under this Section 6.8(b) during the Term of this Agreement shall survive expiration or sooner termination thereof.

                                    ARTICLE 7

                            EDISON'S RIGHT TO INSPECT

Edison shall have the right, at its sole cost and expense, upon reasonable advance notice during normal business hours, to examine the books and records maintained by Developer pertaining to the performance of Developer's services under this Agreement.

                                    ARTICLE 8

                                   TERMINATION

         8.1 Termination.

                  (a) Termination where no Final Notice of Approval Issued. Either party shall have the unconditional right to terminate this Agreement without cause on fifteen (15) days notice except as to the Projects which are then subject to a Development Proposal for which a final Notice of Approval has been given by Edison and, if applicable, the Charter Holder. In the case of any such termination, Edison or the applicable Charter Holder, will reimburse all of Developer's out-of-pocket expenses incurred through the date of such termination as provided in Section 4.1(e).

                  (b) Termination without Cause. In addition, either party shall have the unconditional right to terminate this Agreement without cause on fifteen (15) days notice with respect to any Project(s) for which a final Notice of Approval has been given by Edison and, if applicable, the Charter Holder. This Agreement shall automatically terminate as to any Project(s) for which the Agency Agreement(s) is(are) terminated upon delivery of notice of such termination to Developer unless Edison elects in writing within fifteen (15) days thereafter to assume the applicable Charter Holder's obligations hereunder for such Project(s). Upon any termination under this paragraph (b), Edison or the applicable Charter Holder shall pay to Developer (i) any portion of the Development Fee then due and payable to Developer, (ii) if construction of the Project has begun, any portion of the Construction Management Fee then due based upon the percentage of the work that is complete as determined under the Construction Contract, and (iii) all third party costs and expenses reimbursable to Developer in connection with such Project in accordance with this Agreement. If Edison elects to terminate this Agreement as to any Project in accordance with this Section 8.1(b) or this Agreement is terminated as to any Project due to the termination of the applicable Agency Agreement therefor, Edison or the applicable Charter Holder will also reimburse Developer for such reasonable termination charges as Developer may actually incur in terminating contracts entered into in accordance herewith, demobilizing Project staff and equipment and or reassigning staff members to other projects. Upon payment of such amounts, Edison and the applicable Charter Holder shall have no further liability to Developer hereunder with respect to such Project(s) excepting only such liability under Section 6.8 hereof as shall by its terms, survive expiration or sooner termination of this Agreement.

                  (c) Termination for Default.

                           (1) Either Edison or Developer shall have the right to terminate this Agreement with respect to any Project(s) at any time for any default by the other party in the performance of its duties hereunder (including all exhibits hereto) with respect to such Project(s), provided (i) if such default is a monetary default, that such default continues for a period of ten (10) days after notice is given to the defaulting party, or (ii) if such default is a nonmonetary default, that such default continues for a period of thirty (30) days after notice is given to the defaulting party (or if such nonmonetary default cannot reasonably be cured within 30 days, then such nonmonetary default continues for a period of ninety (90) days in the aggregate after notice is given to the defaulting party); or

                           (2) Either Edison or Developer shall have the right to terminate this Agreement in its entirety or with respect to any or more Projects, at any time if the other party hereto makes an assignment for the benefit of creditors, or if a receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to such party, or if a petition is filed by or with the consent of any party hereto under any Federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, or if such a petition is filed against such party and such petition is not dismissed within 90 days thereafter.

                           (3) Generally, notwithstanding the foregoing, neither party shall have any cure period with respect to a breach caused by such party's fraud or intentional misconduct or, in the case of the Developer, in the event the Developer (i) fails to maintain the insurance required under
                                    Article 6 hereof, or (ii) misapplies funds provided by Edison or a Charter Holder or fails to pay the Contractor or any other person or entity performing work on the Project after Edison or the applicable Charter Holder has approved such payment and has provided Developer with any funds required hereunder. In the case of the termination of this Agreement after a default by Developer, Edison and the applicable Charter Holder(s) shall have no obligation to pay any additional portion of the Development Fee or Construction Management Fee to Developer, and Developer shall be liable to Edison and the applicable Charter Holder(s) for all damages suffered or incurred by Edison or the applicable Charter Holder(s) as a result of such default including, without limitation, costs and expenses reasonably incurred by Edison or the applicable Charter Holder(s) in completing any Project(s) which are in excess of the applicable Budget.

         8.2 Other Remedies. The specific remedies to which any party may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of the occurrence of a default beyond applicable grace periods by the other party. The termination of this Agreement shall not relieve any party of any of its obligations theretofore accrued under this Agreement prior to the effective date of such termination. Notwithstanding anything herein to the contrary, Developer, Edison and the Charter Holders shall have no liability hereunder for special or consequential damages that may be incurred by the other parties to this Agreement.

                                    ARTICLE 9

                                   COOPERATION

         Should any claims, demands, suits or other legal proceedings be made or instituted by any third person against Developer, Edison or any Charter Holder(s) which arise out of any of the matters relating to any part of the Projects or this Agreement, Developer, Edison and the applicable Charter Holder(s) shall each give the other, at the expense of the party being sued, all pertinent information in its possession (excluding any such information which is confidential or proprietary and may be withheld in accordance with Section 15.10 hereof) and reasonable assistance in the defense or other disposition thereof.

                                   ARTICLE 10

                                     DELAYS

         Neither party shall be liable for its failure to perform its obligations hereunder due to Force Majeure. For purposes hereof, Force Majeure shall mean any accident, unusual difficulty or inability in obtaining services or supplies from sources usually used, unusually bad weather conditions, labor difficulties, the other party's failure to perform its obligations hereunder or any other causes beyond such party's reasonable control. Either party claiming any such delay shall provide notice of such claim promptly after the occurrence of the event causing such delay. In the case of a continuing delay, only one claim shall be required. Each such claim shall provide an estimate of the probable impact of such delay on the Projects.

                                   ARTICLE 11

                                CONSENT; APPROVAL

         Whenever in this Agreement the consent or approval of any party is required, such consent or approval shall be in writing only, shall not be unduly delayed and shall only be effective if given by a duly authorized officer or agent for the party granting such consent or approval.

                                   ARTICLE 12

                                     NOTICES

         All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

         If to Edison:         Edison Schools Inc.
                               521 Fifth Avenue
                               New York, New York 10175
                               Attention:  Chris Whittle
                               Fax:  212-419-1604

         With a copy to:       Edison Schools Inc.
                               521 Fifth Avenue
                               New York, New York 10175
                               Attention:  John Williams, Esq.
                               Fax:  212-419-1868

         If to Developer:      Ksixteen LLC
                               c/o Edison Schools Inc.
                               521 Fifth Avenue
                               New York, New York 10175
                               Attention:  Joe Keeney
                               Fax:  212-419-1715

         With a copy to:       Coudert Brothers
                               1114 Avenue of the Americas
                               New York, NY  10035
                               Attention:  Gerard Hannon, Esq.
                               Fax:  212-626-4120

All notices to a Charter Holder shall be in writing and shall be delivered in accordance with the applicable Agency Agreement. Any notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by facsimile, with an original by regular mail. Any such notice or communication shall be effective the earlier of (i) the date when received by the addressee, or (ii) the date sent if sent by overnight courier for next business day delivery and actually received on the next business day.

                                   ARTICLE 13

                                  COMPENSATION

         13.1 Development Fee. In addition to the sums Edison or the applicable Charter Holder is specifically obligated to reimburse to Developer related to approved costs and expenditures as described in this Agreement, Developer shall receive for its services described in Sections 4.1 and 4.2 in developing each Project in accordance with this Agreement a development fee (the "Development Fee") equal to six percent (6%) of the Development Costs (excluding the Development Fee) for such Project as set forth in the original Budget approved by Edison and, if applicable, the relevant Charter Holder for such Project, payable as follows:

                  (a) Upon issuance of a request for a Development Proposal for any Project, Edison (on behalf of the applicable Charter Holder) shall pay to Developer a retainer in the amount of $25,000 for Charter School proposals and $10,000 for Contract Schools (the "Retainer"). Following Edison's issuance of a Notice of Approval for any Project, Developer shall be paid monthly by Edison or the applicable Charter Holder for Developer's approved staff providing services in connection with the proposed Project at the hourly rates set forth on Exhibit C hereto, and as set forth in the Approved Development Plan, provided, however, that the cost reimbursed shall not exceed the lesser of (i) the amounts approved by Edison in connection therewith, or (ii) three percent (3%) of approved Development Costs (excluding the Development Fee) set forth in the original Development Budget approved by Edison and, if applicable, the relevant Charter Holder for the Project. Developer shall first credit all such charges as well as all reimbursable costs in accordance with Section 4.1(e) hereof against the applicable Retainer until the Retainer is exhausted. Developer shall provide Edison and the relevant Charter Holder monthly with a written accounting of all amounts charged against Retainers. If a Project is terminated before the Retainer for such Project is exhausted, the balance, if any, shall be refunded to Edison or the relevant Charter Holder, as the case may be.

                  (b) Upon Edison's (or the applicable Charter Holder's) lease or purchase of the Parcel for any Project, Edison (on behalf of the applicable Charter Holder) shall pay Developer -1/2 of the total Development Fee for the Project less all amounts previously paid to Developer in connection with such Project.

                  (c) Upon Closing of the Permanent Financing for any
Project obtained in accordance with Section 4.2(f), Edison (on behalf of the applicable Charter Holder) shall pay Developer the remaining unpaid balance of the Development Fee for the Project. If Permanent Financing is not available for any Project then, except as otherwise provided under Article 8, Edison (on behalf of the applicable Charter Holder) shall pay Developer such unpaid balance of the Development Fee for such Project no later than twelve (12) months following Substantial Completion of Construction of such Project.

         13.2 Construction Management Fee. In addition to the sums Edison (on behalf of the applicable Charter Holder) is obligated to pay Developer for each Project in accordance with Section 13.1 above, Developer shall receive for its services described in Section 4.3 in construction management of a Project, in accordance with this Agreement, a construction management fee (the "Construction Management Fee") for the Developer's staff performing construction management services in connection with the Project at the hourly rates set forth on Exhibit C hereto, provided, however, that the cost reimbursed shall not exceed the Construction Management Fee set forth in the Budget.

         13.3 Reimbursable Expenses. Except as herein expressly provided, all expenses incurred by Developer under this Agreement shall be paid by Developer, unless Edison and the relevant Charter Holder have previously approved such expenses under the provisions of the Budget.


         13.4 Fee for Additional Services. In the event that Edison and the applicable Charter Holder approve performance by Developer of any additional services in connection with the Project, Edison (on behalf of the applicable Charter Holder) shall pay Developer a fee for the time spent by Developer's staff performing additional services in connection with the Project at a rate equal to 1.25 times the hourly rate set forth in Exhibit C hereto and shall reimburse all costs reasonably incurred by Developer in connection therewith provided, however, that in no event shall such fee and costs payable to Developer for additional services exceed the amount estimated by Developer and approved in advance by Edison and the applicable Charter Holder therefor.


                                   ARTICLE 14

                                  ASSIGNABILITY

         The services to be performed by Developer under this Agreement are personal to Developer and Developer shall not assign its rights or obligations under this Agreement without the prior consent of Edison (and the applicable Charter Holders on Projects affected by such assignment), however Developer may subcontract with Affiliates or others reasonably acceptable to Edison (and the applicable Charter Holders on Projects affected by such subcontract) for the services or staffing required hereunder. Edison shall be permitted to assign its rights under this Agreement to any Affiliate of Edison and/or the respective Charter Holders. No assignment by Edison, Developer or a Charter Holder shall relieve Edison, Developer or such Charter Holder of its liabilities hereunder except as otherwise herein expressly provided. For purposes of this Agreement, the term "Affiliate" means any corporation, partnership or other entity or party which either directly or indirectly, through one or more intermediaries, (i) controls or has the right to control, (ii) is controlled by, or (iii) is under common control with the other specified corporation, partnership or other entity.

                                   ARTICLE 15

                                  MISCELLANEOUS

         15.1 Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

         15.2 Bind and Inure. Subject to Article 14 hereof, the rights, duties and obligations of the parties to this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of such parties.

         15.3 Amendment. This Agreement may not be amended or modified except by an instrument in writing and signed by all parties hereto.

         15.4 Governing Law; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of New York. Each party hereto waives the right of trial by jury in any action brought in connection with this Agreement.

         15.5 Headings. The headings used in this Agreement are for convenience only and are not to be considered in connection with the interpretation or construction of this Agreement.

         15.6 No Waiver. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any covenant, agreement, provision or condition of this Agreement shall not constitute a waiver thereof nor prevent any subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.

         15.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement, but all of which, taken together, shall constitute one and the same agreement.

         15.8 Other Interests. Subject to the limitations set forth in Section
4.5 hereof, any party may, individually or with others, be engaged with respect to, or possess an interest in, any other projects and ventures of any kind or nature, whether or not competitive with the Projects, and the other parties shall not, by virtue of this Agreement, have any rights to any such project or any income, profits or compensation derived therefrom.

         15.9 Non-Recourse. Developer hereby agrees that in no event shall Edison have any liability for amounts due and owing the architect, engineers, contractor or others with whom or which Developer may enter into contracts in accordance with this Agreement except to the extent, if any, that Edison elects (in its sole discretion) in writing to guaranty the obligations under such contract(s). In addition, Developer shall neither assert nor seek to enforce any claim for breach of this Agreement, for any default by Edison or any Charter Holder under this Agreement, or otherwise directly or indirectly as a result of or incident to this Agreement against any party who at any time is or has been an officer, trustee, director, partner, beneficiary, joint venturer, member, agent, stockholder or other principal of Edison or such Charter Holder. In no event shall any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, agents, stockholders or other principals, disclosed or undisclosed, of Edison or any Charter Holder ever be liable for any such liability.

         15.10 Confidentiality. Each party to this Agreement, including, as to each Project, the applicable Charter Holder agree that it will not disclose any oral or written information about the transactions contemplated herein to anyone without the prior written approval of the other parties hereto involved in such transactions except as may be required by law. After termination of this Agreement as to any Project(s), Developer shall return to Edison or the applicable Charter Holder(s) any documents and written information produced by and belonging to the Charter Holder(s) or Edison related to such Project(s) in the possession of the Developer or its attorneys, agents or other consultants and Edison or the applicable Charter Holder(s) shall return to the Developer any documents and written information produced by and belonging to Developer related to such Project(s) in the possession of Edison of such Charter Holder(s) or their respective attorneys, agents or other consultants. The provisions of this
Section 15.10 shall survive the cancellation or termination of this Agreement.

         15.11 Exhibits. The exhibits listed below are hereby attached hereto and incorporated herein:


         Exhibit A - Agency Agreement


         Exhibit B - Existing Project and Remaining Development Fees Payable
                     Therefor


         Exhibit C - Personnel Hourly Rates


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

EDISON SCHOOLS INC.


By:__________________________
Its:


KSIXTEEN LLC

By: _________________________
Its:

                                    EXHIBIT A


                                AGENCY AGREEMENT

                                    EXHIBIT B


                         EXISTING PROJECT AND REMAINING
                        DEVELOPMENT FEES PAYABLE THEREFOR



1. Schomburg Charter School, Jersey City, NJ $210,000 payable upon closing of financing

2. Milwaukee Academy of Science, Milwaukee, WI $195,000 payable upon closing of Phase I financing $117,000 payable upon lease execution $117,000 payable upon closing of Phase II financing

3. Renaissance Academy-Edison Charter School, Phoenixville, PA $185,000 payable upon closing of financing

4. Rochester Charter School of Science and Technology, Rochester, NY $195,000 payable upon closing of Phase I financing $60,000 payable upon closing of Phase II financing

5. Edison-Friendship Public Charter School $249,000 payable upon closing of Phase II financing

6.       Detroit YMCA $90,000 payable upon closing of financing

                                    EXHIBIT C


                             PERSONNEL HOURLY RATES


                      Chief Executive Officer   $200/hour
                      Senior Vice President     $175/hour
                      Vice President            $150/hour
                      Director                  $125/hour
                      Manager                   $100/hour
                      Senior Associate          $75/hour
                      Associate                 $50/hour
                      Analyst                   $35/hour
                      Support staff             $30/hour